Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of March 12, 2004, between SLS International, Inc., a Delaware corporation (the "Company"), and Joel A. Butler ("Executive").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending on the Termination Date, as defined in Section 4 hereof (the "Employment Period").

         2. Position and Duties.

         (a) During the Employment Period, Executive shall serve as Director of the Company's electronics division ("Division") and shall be responsible for managing the day-to-day business and affairs of the Division; provided that during the Employment Period the Company may change Executive's position and associated duties and responsibilities as may be reasonably required pursuant to changes in the Company's business, strategy or implementation of such strategy.

         (b) Executive shall initially report to the Company's President. Executive shall devote his best efforts and substantially all of his time, attention, energy and skill (except for permitted vacation periods, periods of illness or other incapacity) to performing his duties hereunder.

         (c) For purposes of this Agreement, all references to "Company" shall include any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more subsidiaries.

         3. Base Salary and Benefits.

         (a) Executive's base salary shall be $90,000 per annum (the "Base Salary") through the Expiration Date (as defined in Section 4(a)), (i) $70,000 of which shall be payable in regular installments in accordance with the Company's general payroll practices (but at least monthly) and (ii) $20,000 (the "Deferred Portion") of which shall be deferred each year and payable on the


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Expiration Date, in each case subject to required withholding and the terms hereof. The Deferred Portion attributable to Executive's first year of employment with the Company shall be deposited into escrow with counsel to the Company on the first anniversary of the date of this Agreement (the "Escrow"). In the event Executive is still an employee of the Company in good standing on the Expiration Date, Executive shall receive the Deferred Portion on the Expiration Date, consisting of (i) the Escrow and (ii) a single lump-sum payment of $20,000 from the Company. In the event Executive's employment is terminated by the Company without Cause or by Executive with Good Reason prior to the Expiration Date, the Company shall pay, and counsel for the Company shall release from escrow, if applicable, to Executive the Deferred Portion accrued through the date of termination. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which employees of the Company are generally eligible.

         (b) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time for senior executives with respect to travel, entertainment and other business expenses, subject to the Company's requirements for its executives with respect to reporting and documentation of such expenses.

         (c) The Company shall reimburse Executive (or pay directly) for his actual, reasonable and documented relocation expenses including all reasonable out-of-pocket expenses of moving his family and personal belongings to a new home in the Springfield, Missouri area, subject to the advance written approval of such relocation expenses by the Company. Executive shall be solely responsible for the payment of any income tax liability, whether federal or state, in respect of moving and relocation expenses reimbursed to him by the Company or paid directly by the Company.

         (d) On the date hereof, Executive will receive an option to purchase 100,000 shares of the Company's common stock ("Closing Option") at a price equal to the Market Value (as defined below) of the Company's common stock on the date of this Agreement. The Closing Option shall be in a form substantially as attached hereto as Exhibit A. Further, on each anniversary of the Executive's first day of employment until the termination of Executive's employment, the Company shall issue to Executive an option to acquire the Company's common stock (each, an "Annual Bonus Option") at an exercise price per share equal to the Market Value of the Company's common stock on the applicable anniversary date. Each Annual Bonus Option shall be in a form substantially as attached hereto as Exhibit A. The number of shares issuable pursuant to an Annual Bonus Option shall equal the net profit (as reasonably determined by the Company in accordance with generally accepted accounting principles and other reasonable assumptions and estimates necessary to make the determination), in the year ending on such anniversary date, of the Company's products that incorporate the Purchased Proprietary Rights (as defined in that certain Merger Agreement, made as of the date hereof, among Evenstar, Inc., a Kansas corporation, Evenstar Mergersub, Inc., a Nevada corporation, Executive, David L. Butler, Patrick D.


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Butler and the Company) multiplied by 5% and divided by the option exercise price per share. For example, if the net profits with respect to such products in a year ending on the first anniversary date equal $2 million and the Market Value on the anniversary date is $5, the exercise price per share shall be $5 (i.e., the Market Value) and the number of shares issuable pursuant to the first Annual Bonus Option shall be 20,000 shares of common stock (2 million x 5%/$5).

         "Market Value" of a share of the Company's common stock shall be the average closing price of the common stock on all securities exchanges on which the common stock may at the time be listed, or, if there have been no sales on any exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on the day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 10 trading days immediately preceding the day as of which "Market Value" is being determined. If at any time the common stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, "Fair Market Value" shall be determined in the reasonable, good faith discretion of the Company's board of directors (taking into account all factors relevant to the value of the common stock, including, without limitation, the most recent price at which the common stock was sold to a third party).

         4. Term and Termination.

         (a) This Agreement shall terminate on the second anniversary of the date hereof (the "Expiration Date") unless terminated earlier (i) by Executive's resignation with or without Good Reason, (ii) by Executive's death or Disability, or (iii) by the Company with or without Cause. The date on which Executive's employment with the Company is terminated is referred to herein as the "Termination Date."

                  (b) (i) If Executive's employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, Executive shall be entitled to receive (x) Executive's Base Salary through the later of (A) the Termination Date or (B) the first anniversary of the date of this Agreement and (y) reimbursement of relocation expenses set forth in Section 3(c).

                  (ii) If Executive's employment with the Company is terminated for any reason other than as described in item (i) above, Executive shall be entitled to receive Executive's Base Salary through the Termination Date.

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

                  (iii) If Executive's employment with the Company is terminated prior to the first anniversary of this Agreement for Cause by the Company or by Executive without Good Reason, Executive shall promptly refund to the Company all relocation expenses previously reimbursed or paid directly by the Company pursuant to Section 3(c).

         (c) All of Executive's rights to benefits shall cease upon the Termination Date.

         (d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Cause" shall mean (i) the conviction of Executive for a felony or a crime involving moral turpitude or the plea of guilty or no lo contendere by Executive to a charge of any such crime, (ii) Executive's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, (iii) Executive's perpetration or attempted perpetration of fraud, or Executive's participation in a fraud or an attempted fraud, on the Company or Executive's unauthorized appropriation or attempted appropriation of any tangible or intangible material assets or property of the Company, (iv) Executive's dishonesty with respect to any matter concerning the Company or (v) Executive's substantial and repeated failure to perform Executive's duties hereunder in accordance with the reasonable directions of the Company.

         "Disability" shall mean the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of Executive to carry out effectively Executive's duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 60 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable and good faith judgment of the Company.

         "Good Reason" shall mean the Company's willful and material breach of this Agreement.

         (e) A termination of this Agreement pursuant to its terms on the Expiration Date shall not, in and of itself, constitute a termination of Executive's employment with the Company. At such time, unless the Company or the Executive terminate Executive's employment with the Company, Executive shall become an employee at-will of the Company.

         5. Confidential Information, Inventions Assignment.

         (a) Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company reasonably considered of a confidential nature


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("Confidential Information") are the property of the Company. Therefore,
Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own purposes any Confidential Information without the prior written consent of the board of directors of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions, or is otherwise known to Executive from independent sources prior to or outside of Executive's employment with the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company which Executive may then possess or have under Executive's control. Nothing herein shall prohibit Executive's disclosure of Confidential Information as directed by judicial, administrative or other governmental law, rule, regulation or order provided that Executive shall, to the extent possible, give immediate notice to the Company of any disclosure of Confidential Information so required so that the Company may seek a protective order.

         (b) "Inventions and Intellectual Property" includes, but is not limited to, inventions, developments, discoveries, processes, designs, improvements, audio speaker systems or components, and other intellectual property created or developed by Executive. Executive hereby assigns to the Company all of his right, title and interest in all Inventions and Intellectual Property that Executive develops during his employment by the Company, including all improvements Executive makes to existing products, processes, or intellectual property. Promptly upon the development of any Invention or Intellectual Property or improvement thereon, Executive will disclose the same to the Company and sign such reasonable documents as the Company may request to confirm the assignment of his rights therein. Also, if requested by the Company, Executive will give the Company all assistance it reasonably requires (at the Company's expense) to file for, maintain, protect and enforce the Company's patents, copyrights, trademarks, trade secrets and other rights in Inventions and Intellectual Property created or developed by Executive during his employment. This Section does not apply to an Invention or Intellectual Property for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on his own time, unless (a) the Invention or Intellectual Property relates to (i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention or Intellectual Property results from any work performed by Executive for the Company. Executive represents that Executive has listed on the attached Exhibit B all the unpatented and unregistered copyrightable inventions and intellectual property (other than the Purchased Proprietary Rights) developed by Executive prior to his employment with the Company and such inventions and intellectual property listed on the attached Exhibit B has no use as an audio product.

         6. Non-Compete, Non-Solicitation.

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

         (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive's employment with the Company Executive shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and that Executive's services shall be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during Executive's employment by the Company and for two years thereafter (the "Noncompete Period"), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company engages or plans to engage in such businesses. In the event that Executive's employment with the Company is terminated without Cause by the Company or with Good Reason by Executive, the Noncompete Period shall terminate upon the one year anniversary of the Termination Date. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

         (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the Employment Period (unless such employee was terminated by the Company), or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

         (c) If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 6 are reasonable.

         (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this
Section 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

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

         7. Mutual Representations. Executive and the Company each represents and warrants to the other that (i) the execution, delivery and performance of this Agreement by such party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such party is a party or by which it is bound; (ii) such party is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that would be breached or violated by such party's execution and delivery or performance of this Agreement; and (iii) upon the execution and delivery of this Agreement by such party, this Agreement shall be the valid and binding obligation of such party, enforceable against such party in accordance with its terms. Such party hereby acknowledges and represents that it has consulted with independent legal counsel regarding Executive's rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

         8. Survival. Sections 5 and 6 and Sections 9 through 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

         9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

         Notices to Executive: shall be sent to Executive's most recent home --------------------- address maintained within records of the Company.

         Notices to the Company:
         -----------------------

         SLS International, Inc.
         3119 South Scenic
         Springfield, MO  65807
         Attention: President

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or three (3) days after so mailed.

         10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be


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reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         11. Complete Agreement. This Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party, it being understood that Section 6(c) contemplates that a court of competent jurisdiction shall be entitled to "blue pencil" or conform the express language of Section 6(a) if necessary in order to comply with Missouri law.

         13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that (x) Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the Company and (y) other than in connection with the sale of the Company (whether by merger, consolidation, sale of all of the Company's stock or sale of all or substantially all of the Company's assets), the Company may not assign its rights to Executive's services hereunder to any third party.

         15. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

         16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.


                             SLS INTERNATIONAL, INC.


                             By
                               -------------------------------------------------
                             Name: John M. Gott
                             Title:   President



                             ---------------------------------------------------
                             JOEL A. BUTLER


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                                    EXHIBIT A
                                    ---------

                                     OPTION
                                     ------

         THE BOARD OF DIRECTORS of SLS International, Inc. (the "Company") has authorized and approved the 2000 Stock Purchase and Option Plan ("2000 Plan"). The 2000 Plan provides for the grant of Options to employees including officers, directors and consultants of the Company. Unless otherwise provided herein, all defined terms shall have the respective meanings ascribed to them under the 2000 Plan.

         1. Grant of Option. Pursuant to authority granted to it under the 2000 Plan, the Administrator responsible for administering the 2000 Plan hereby grants to Joel A. Butler, as an employee or consultant of the Company and as of March __, 200_ ("Grant Date"), this Option to purchase up to ______________ shares of the Company's common stock, $.00l par value per share ("Shares").

         2. Character of Options. The Options granted herein are Non-Qualified Stock Options.

         3. Exercise Price. The Exercise Price of this Option is $______ per Share.

         4. Payment of Exercise Price. This Option may be exercised in whole or in part by delivering to the Company your payment of the Exercise Price in cash, or in such other form permitted by the 2000 Plan.

         [5. Term of Option. This Option shall be exercisable for a "Term" (a) beginning on the earlier of (i) the second anniversary of the Grant Date or (ii) the date of the termination without Cause or for Good Reason of your employment with the Company and (b) expiring on the fifth anniversary of the Grant Date. After such Term, this Option shall terminate. As used in this Option, "Cause" and "Good Reason" shall have the meanings ascribed to them in your employment agreement with the Company entered into on March ___, 2004.](1)

         [5. Term of Option. This Option shall be exercisable for a "Term" beginning on the Grant Date and expiring on the fifth anniversary of the Grant Date. After such Term, this Option shall terminate.](2)

         6. Limits on Transfer of Options. The Option granted herein shall not be transferable by you otherwise than by will or by the laws of descent and distribution, except for gifts to family members subject to any specific

----------
(1) Use this Section 5 in the Closing Option.
(2) Use this Section 5 in each Annual Bonus Option.

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limitation concerning such gift by the Administrator in its discretion;
provided, however, that you may designate a beneficiary or beneficiaries to exercise your rights and receive any Shares purchased with respect to any Option upon your death. Each Option shall be exercisable during your lifetime only by you or, if permissible under applicable law, by your legal representative. No Option herein granted or Shares underlying any Option shall be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

         7. Termination of Employment or Consultancy. If your employment with the Company is terminated, your Option and/or any unexercised portion, shall be subject to the provisions below:

                  (a) Upon the termination of your employment with the Company, to the extent not theretofore exercised, your Option shall immediately terminate and shall no longer be exercisable; provided, however,

                  (i) if you shall die while in the employ of the Company or during the one (1) year period specified in clause (ii) below and at a time when you were entitled to exercise an Option as herein provided, your legal representative, or such Person who acquired such Option by bequest or inheritance or by reason of your death, may, not later than one (1) year from the date of death, exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares specified by the Administrator in such Option; and

                  (ii) if your employment shall terminate by reason of your retirement (at such age upon such conditions as shall be specified by the Board of Directors), disability (as described in Section 22 (e) of the Code) or dismissal by the Company other than for Cause (as defined below), and while you are entitled to exercise such Option as herein provided, you shall have the right to exercise this Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Administrator in such Option, at any time up to one (1) year from the date of termination of your employment by reason of retirement or dismissal other than for Cause or disability, provided, that if you die within such twelve (12) month period, subclause (i) above shall apply.

                  (b) If any Options granted hereunder shall be exercised by your legal representative if you should die or become disabled, or by any person who acquired any Options granted hereunder by bequest or inheritance or by reason of death of any such person, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Options.

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                  [(c) For all purposes of this Option, the term "for Cause"
         shall mean "Cause" as defined in your employment agreement with the Company entered into on March __, 2004.](3)

         8. Restriction; Securities Exchange Listing. All certificates for shares delivered upon the exercise of Options granted herein shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the 2000 Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be placed on such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a national securities exchange, the Company shall not be required to deliver any Shares covered by an Option unless and until such Shares have been admitted for trading on such securities exchange.

         9. Amendments to Options Herein Granted. The Options granted herein may not be amended without your consent.

         10. Withholding Taxes. As provided in the 2000 Plan, the Company may withhold from sums due or to become due to you from the Company an amount necessary to satisfy its obligation to withhold taxes incurred by reason of the disposition of the Shares acquired by exercise of the Options in a disqualifying disposition (within the meaning of Section 421(b) of the Code), or may require you to reimburse the Company in such amount.

         11. Receipt of 2000 Plan. You hereby acknowledge that you have received and reviewed a copy of the 2000 Plan.




SLS INTERNATIONAL, INC.                              ---------------------------
                                                     Joel A. Butler


-----------------------------
By: John Gott, President

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(3) Use this Section 7(c) in each Annual Bonus Option.

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